Exhibit 99.1

Investor Contact:	Media Contact:
Richard E. Fish	Lee A. Kimball
Chief Financial Officer	Vice President, Marketing
256-382-3827	919-863-7149
richard.fish@deltacom.com	lee.kimball@deltacom.com

FOR IMMEDIATE RELEASE

ITC^DeltaCom Announces Refinancing Commitments to Recapitalize the Company

Huntsville, Ala. — (June 11, 2007) — ITC^DeltaCom, Inc. (OTCBB: ITCD), a leading provider of integrated communications services to customers in the southeastern United States, today announced that it had received commitments for debt and equity financing intended to deleverage its balance sheet, simplify its capital structure, and enhance its liquidity profile. The committed refinancing includes commitments (i) from affiliates of Credit Suisse to provide $240 million of first lien credit facilities and to purchase $29 million of common stock, (ii) from investment funds associated with Tennenbaum Capital Partners, LLC (“Tennenbaum”), a current lender, to provide a $75 million second lien credit facility and to exchange $25 million of third lien debt and all preferred shares and warrants held by them for common stock, and (iii) from investment funds associated with Welsh, Carson, Anderson & Stowe (“Welsh Carson”), the Company’s majority shareholder and a current lender, to purchase $21 million of common stock and to exchange $23.5 million of third lien debt and all preferred shares and warrants held by them for common stock. In addition, the Company said that it intends to exchange common stock for its other closely held outstanding series of preferred shares. The net effect of the transactions will be to completely refinance the Company’s outstanding debt and eliminate three series of preferred stock and related warrants, leaving the Company with $305 million of first and second lien funded debt, a $10 million undrawn revolver, approximately 81 million shares of common stock outstanding on a fully diluted basis, and cash on hand of approximately $50 million. The transactions were approved by a committee of independent directors with the assistance of independent legal and investment advisors because of the participation of Welsh Carson and Tennenbaum.

“When consummated, the transactions will significantly reduce the Company’s outstanding debt, lower our cost of capital, position the Company to seek re-listing on the NASDAQ, and make our balance sheet more transparent by eliminating the confusing overhang of convertible preferred shares and warrants,” said Randall E. Curran, ITC^DeltaCom’s Chief Executive Officer. “We are particularly gratified that our long term investors were willing to invest additional capital and convert their debt and preferred equity positions to common equity.”

The completion of each of these financing transactions is conditioned on the completion of the others as well as other customary financing conditions. Subject to the satisfaction of these conditions, the Company currently expects it will close the transactions early in the third quarter of 2007.

Miller Buckfire & Co., LLC acted as the Company’s financial advisor on this transaction. Additional information about the foregoing financing transactions will be contained in ITC^DeltaCom’s current report on Form 8-K to be filed with the Securities and Exchange Commission.

The shares of common stock issued in the refinancing transactions will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from such registration requirements.

ABOUT ITC^DELTACOM, INC.

ITC^DeltaCom, Inc. (“ITC^DeltaCom”) headquartered in Huntsville, Alabama, provides, through its operating subsidiaries, integrated telecommunications and technology services to businesses and consumers in the southeastern United States. ITC^DeltaCom has a fiber optic network spanning approximately 14,500 route miles, including more than 11,000 route miles of owned fiber, and offers a comprehensive suite of voice and data communications services, including local, long distance, broadband data communications, Internet connectivity, and customer premise equipment to end-user customers. ITC^DeltaCom is one of the largest competitive telecommunications providers in its primary eight-state region. ITC^DeltaCom has interconnection agreements with BellSouth, Verizon, SBC, CenturyTel and Sprint for resale and access to unbundled network elements and is a certified competitive local exchange carrier (CLEC) in Arkansas, Texas, Virginia and all nine BellSouth states. For more information about ITC^DeltaCom, visit ITC^DeltaCom’s Web site at http://www.deltacom.com.

FORWARD-LOOKING STATEMENTS

Except for the historical and present factual information contained herein, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions as they relate to ITC^DeltaCom, Inc. or its management are intended to identify these forward-looking statements. All statements by the Company regarding its expected financial position, revenues, liquidity, cash flow and other operating results, balance sheet improvement, business strategy, financing plans, forecasted trends related to the markets in which it operates, legal proceedings and similar matters are forward-looking statements. The Company’s actual results could be materially different from its expectations because of various risks. These risks, some of which are discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in the Company’s subsequent SEC reports, include the Company’s dependence on new product development, rapid technological and market change, the Company’s dependence upon rights of way and other third-party agreements, debt service and other cash requirements, liquidity constraints and risks related to future growth and rapid expansion. Other important risk factors that could cause actual events or results to differ from those contained or implied in the forward-looking statements include, without limitation, customer attrition, delays or difficulties in deployment and implementation of collocation arrangements and facilities, appeals of or failures by third parties to comply with rulings of governmental entities, inability to meet installation schedules, general economic and business conditions, failure to maintain underlying service/vendor arrangements, competition, adverse changes in the regulatory or legislative environment, and various other factors beyond the Company’s control. ITC^DeltaCom disclaims any responsibility to update these forward-looking statements.

3